[Grant Thornton Letterhead]



April  7,  2000

Securities  and  Exchange  Commission
Washington  D.C.  20549

Re:     2TheMart.com,  Inc.
        (Commission  File  No.  000-27151)


Dear  Sir  or  Madam:

We have read Item 4 of the Form 8-K of 2TheMart.com, Inc. dated March 22, 2000. With respect to the first sentence of the first paragraph of Item 4, on March 17, 2000, we orally informed both the Chairman of the Board of Directors and President of the Company that Grant Thornton LLP had resigned effective immediately. At that time, we also informed such individuals that the Company would receive on March 20, 2000, a formal letter acknowledging that such resignation had occurred on March 17, 2000. That letter was delivered to the Company on March 20, 2000.

With respect to the subparagraphs numbered 1. and 2. under the first paragraph of Item 4, as well as the two paragraphs following those subparagraphs, we agree with the statements contained therein.

With respect to all other paragraphs in Item 4, we do not have sufficient knowledge for us to comment on those paragraphs.

Very  truly  yours,

/s/  Grant  Thornton  LLP